Exhibit 99.1

Cognex Reports Results for the First Quarter of 2019

NATICK, Mass.--(BUSINESS WIRE)--April 29, 2019--Cognex Corporation (NASDAQ: CGNX) today announced financial results for the first quarter of 2019. Table 1 below shows selected financial data for Q1-19 compared with Q1-18 and Q4-18.

Table 1
(Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q1-19	$173,484	$33,104	$0.19	$0.17
Prior year’s quarter: Q1-18	$169,567	$37,217	$0.21	$0.18
Change: Q1-18 to Q1-19	2%	(11%)	(10%)	(6%)
Prior quarter: Q4-18	$193,286	$45,418	$0.26	$0.26
Change: Q4-18 to Q1-19	(10%)	(27%)	(27%)	(35%)

*Non-GAAP net income per diluted share excludes tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“Our Q1 results were in line with our guidance and we set a new first-quarter revenue record,” said Dr. Robert J. Shillman, Founder and Chairman of Cognex. “However, slower business conditions have dampened our expectations for growth in the near term. Nevertheless, our products are a key element of factory automation and logistics, which we believe are both growth markets, and we remain optimistic about Cognex’s future over the long term.”

“We continue to be encouraged by the increasing adoption of Cognex products in newer markets including logistics, which is now a more meaningful part of our revenue,” said Robert J. Willett, Chief Executive Officer of Cognex. “Overall, however, we expect to see a slight decline in revenue for 2019, primarily as a result of significantly lower revenue from consumer electronics amid an industry slowdown.”

“Our history shows that growth for Cognex is not linear; we’ve had ups and downs in the past driven by various external factors. This current slowdown will be temporary and does not change our positive view of the long-term potential for Cognex,” concluded Mr. Willett.

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2019

  Revenue increased 2% from Q1-18 and declined 10% from Q4-18. Growth year-on-year in logistics was partially offset by lower revenue from customers in Greater China and in the automotive industry in the Americas. It was also impacted by an unfavorable change in currency exchange rates. On a sequential basis, Cognex experienced a steeper than usual seasonal decline from Q4 to Q1 due to slowing business conditions.
  Gross margin was 73% for Q1-19 and Q4-18 compared with 76% for Q1-18. Gross margin decreased year-on-year primarily due to unfavorable absorption of manufacturing overhead costs.
  Research, Development & Engineering (RD&E) expenses decreased 3% from Q1-18 and increased 5% from Q4-18. RD&E decreased year-on-year due to the favorable impact of currency exchange rates and lower costs for prototyping materials and outsourced engineering services. The decrease was partially offset by Cognex’s investment in additional engineers. RD&E increased on a sequential basis due to the timing of application engineering for large opportunities in consumer electronics and higher employee-related costs.
  Selling, General & Administrative (SG&A) expenses increased 5% from Q1-18 and 1% from Q4-18. SG&A increased both year-on-year and sequentially as a result of Cognex growing its sales and support organization. The increase year-on-year was partially offset by costs incurred in Q1-18 related to the company’s new ERP system and the favorable impact of changes in currency exchange rates.
  Investment and other income was $6 million in Q1-19, $4 million in Q1-18 and $4 million in Q4-18. Investment income increased both year-on-year and sequentially primarily due to higher yields on invested balances. Also contributing was a benefit from the revaluation of contingent consideration liabilities related to recent acquisitions.
  The effective tax rate was 7% in Q1-19, 2% in Q1-18 and 7% in Q4-18. Excluding discrete tax adjustments, the rates were 15%, 15% and 8%, respectively (tax adjustments are summarized in Exhibit 2). Notably, all periods presented include a varying discrete tax benefit related to employee stock options exercised during that quarter. Additionally, the tax rate for 2018 was adjusted in Q4-18 to reflect the fact that more of the company’s 2018 profits were earned and taxed in lower-tax jurisdictions than anticipated.

Balance Sheet Highlights – March 31, 2019

  Cognex’s financial position as of March 31, 2019, continued to be very strong, with $864 million in cash and investments and no debt. Cash and investments increased by $66 million from the end of 2018. Cash inflows consisted of $61 million in cash generated from operations and $14 million in cash received from the exercise of employee stock options. Cash outflows included $9 million in dividends paid to shareholders and $5 million for capital expenditures. Cognex intends to repurchase shares of its common stock in Q2-19, subject to market conditions and other relevant factors.
  Inventories decreased by $4 million, or 5%, from the end of 2018.
  On January 1, 2019, Cognex adopted a new lease accounting standard (ASC 842, “Leases”) on a prospective basis and recorded lease assets and lease liabilities of $17 million as the cumulative-effect adjustment to the opening balance sheet.

Financial Outlook – Q2 2019

  Revenue for Q2-19 is expected to be between $190 million and $200 million. While the midpoint of this range represents growth of 12% over Q1-19, it’s a decline of 8% from Q2-18 primarily due to lower anticipated revenue from consumer electronics.
  Gross margin is expected to be in the mid-70% range, in line with the 73% gross margin the company reported for Q1-19.
  Cognex expects operating expenses to increase by low-single digits on a sequential basis.
  The effective tax rate is expected to be 15% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock option expense for calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments (because these costs are outside of Cognex’s normal business operations). Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EDT today and will be available until 11:59 p.m. EDT on Thursday, May 2, 2019. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13689534.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 2 million image-based products, representing over $6 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates and the timing of related revenue, expected areas of growth, emerging and growth markets, future product mix, research and development activities, investments, strategic plans, and stock repurchases, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy, including the imposition of tariffs or export controls; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the failure to effectively manage our growth; (10) the reliance upon key suppliers to manufacture and deliver critical components for our products; (11) the failure to effectively manage product transitions or accurately forecast customer demand; (12) the inability to design and manufacture high-quality products; (13) the technological obsolescence of current products and the inability to develop new products; (14) the failure to properly manage the distribution of products and services; (15) the inability to protect our proprietary technology and intellectual property; (16) our involvement in time-consuming and costly litigation; (17) the impact of competitive pressures; (18) the impact of competitive pressures; (19) the challenges in integrating and achieving expected results from acquired businesses; (20) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (21) exposure to additional tax liabilities; and (22) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended
	March 31, 2019	December 31, 2018	April 1, 2018

Revenue	$173,484	$193,286	$169,567
Cost of revenue (1)	46,284	52,825	40,198
Gross margin	127,200	140,461	129,369
Percentage of revenue	73%	73%	76%
Research, development, and engineering expenses (1)	30,242	28,781	31,076
Percentage of revenue	17%	15%	18%
Selling, general, and administrative expenses (1)	66,811	66,433	63,697
Percentage of revenue	39%	34%	38%
Operating income	30,147	45,247	34,596
Percentage of revenue	17%	23%	20%
Foreign currency gain (loss)	(248)	(356)	(134)
Investment and other income	5,832	3,858	3,517
Income before income tax expense	35,731	48,749	37,979
Income tax expense	2,627	3,331	762
Net income	$33,104	$45,418	$37,217
Percentage of revenue	19%	23%	22%

Net income per weighted-average common and common-equivalent share:
Basic	$0.19	$0.26	$0.21
Diluted	$0.19	$0.26	$0.21

Weighted-average common and common-equivalent shares outstanding:
Basic	171,098	171,501	173,280
Diluted	175,607	175,527	179,641

Cash dividends per common share	$0.050	$0.050	$0.045
Cash and investments per common share	$5.03	$4.67	$4.65
Book value per common share	$6.93	$6.65	$6.23

(1) Amounts include stock option expense, as follows:
Cost of revenue	$451	$549	$797
Research, development, and engineering	4,467	3,412	4,815
Selling, general, and administrative	7,363	5,790	7,582
Total stock option expense	$12,281	$9,751	$13,194

Exhibit 2

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended
	March 31, 2019	December 31, 2018	April 1, 2018
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$30,147	$45,247	$34,596
Stock option expense	12,281	9,751	13,194
Operating income (Non-GAAP)	$42,428	$54,998	$47,790
Percentage of revenue (Non-GAAP)	24%	28%	28%

Net income (GAAP)	$33,104	$45,418	$37,217
Stock option expense	12,281	9,751	13,194
Tax effect on stock option expense	(2,222)	(1,709)	(2,347)
Discrete tax benefit related to employee stock option exercises	(2,730)	(88)	(4,935)
Net income (Non-GAAP)	$40,433	$53,372	$43,129
Percentage of revenue (Non-GAAP)	23%	28%	25%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.19	$0.26	$0.21
Share impact of non-GAAP adjustments identified above	0.04	0.04	0.03
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.23	$0.30	$0.24

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	175,607	175,527	179,641

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$35,731	$48,749	$37,979

Income tax expense (GAAP)	$2,627	$3,331	$762
Effective tax rate (GAAP)	7%	7%	2%

Tax adjustments:
Discrete tax benefit related to employee stock option exercises	(2,730)	(88)	(4,935)
Discrete tax benefit related to Tax Act	—	(89)	—
Other discrete tax events	(3)	(190)	—
Income tax expense excluding tax adjustments (Non-GAAP)	$5,360	$3,698	$5,697
Effective tax rate (Non-GAAP)	15%	8%	15%

Net income excluding tax adjustments (Non-GAAP)	$30,371	$45,051	$32,282
Percentage of revenue (Non-GAAP)	18%	23%	19%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.19	$0.26	$0.21
Share impact of non-GAAP adjustments identified above	(0.02)	—	(0.03)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.17	$0.26	$0.18

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	175,607	175,527	179,641

Exhibit 3

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	March 31, 2019	December 31, 2018
Assets
Cash and investments	$863,687	$797,599
Accounts receivable	106,424	119,172
Unbilled revenue	10,202	8,312
Inventories	79,208	83,282
Property, plant, and equipment	91,273	91,396
Operating lease assets	17,354	—
Goodwill and intangible assets	122,552	123,321
Other assets	63,072	66,585

Total assets	$1,353,772	$1,289,667

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$69,477	$76,450
Operating lease liabilities	17,336	—
Deferred revenue and customer deposits	16,625	9,845
Income taxes	60,421	64,243
Other liabilities	1,054	3,866
Shareholders' equity	1,188,859	1,135,263

Total liabilities and shareholders' equity	$1,353,772	$1,289,667

CONTACT:
Susan Conway
Senior Director of Investor Relations
Cognex Corporation
Phone: (508) 650-3353
Email: susan.conway@cognex.com